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Exhibit 23.2



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Drexler Technology Corporation:


         We consent to incorporation by reference in the Registration Statement on Form S-3 (No. 333-112172) and the Registration Statements on Form S-8 (Nos. 333-89473, 333-23091, 333-39493, 333-54018, 333-54026, and 333-71548) of Drexler
Technology Corporation and subsidiaries of our report dated February 24, 2004, relating to the consolidated balance sheet of Drexler Technology Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the nine-month period then ended, which report appears in this Current Report on Form 8-K.


/s/ KPMG LLP
Mountain View, California
March 15, 2004